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                                   June 17, 1998


EarthLink Network, Inc.
3100 New York Drive, Suite 201
Pasadena, California  91107

     Re:  Registration of 2,400,000 Shares of Common Stock;
          Registration Statement on Form S-1 (Reg. No. 333-53063)

Ladies and Gentlemen:

     We have acted as counsel to EarthLink Network, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-1, Registration No. 333-53063 (the "Registration Statement"), of a public offering of 2,400,000 shares of common stock, $.01 par value ("Common Stock") of the Company (the "Firm Shares"), of which 1,521,360 are being sold by the Company and 878,640 are being sold by the Selling Stockholders as described in the underwriting agreement (the "Underwriting Agreement") to be entered into between the Company and the Deutsche Bank Securities, Inc., Invemed Associates, Inc. and The Robinson-Humphrey Company (the "Underwriters"). In addition, the Company will grant to the Underwriters an option to purchase up to an additional 360,000 shares of Common Stock solely to cover over-allotments, if any (the "Option Shares"). The Firm Shares and the Option Shares are hereinafter referred to collectively as the "Shares."

     In this capacity, we have examined the Registration Statement (including all amendments thereto), the proposed form of Underwriting Agreement, the Company's Certificate of Incorporation and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares to be sold by the Company and other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In conducting our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

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EarthLink Network, Inc.
June 15, 1998
Page 2



     Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable.

     We hereby consent to the incorporation of this opinion into the Registration Statement as Exhibit 5.1 thereto and to the reference to our firm under the heading "Legal Matters" in the Prospectus that is a part of the Registration Statement.

     We further consent to the use of this opinion as an exhibit to applications to securities commissioners of various states of the United States for the registration or qualification of the Shares under the securities or "blue sky" laws of such states.

                                        Very truly yours,


                                        /s/ HUNTON AND WILLIAMS
                                        -----------------------
                                        HUNTON & WILLIAMS